Exhibit 31

Re:  Harborview Mortgage Loan Trust 2000-1
Asset Backed Certificates, Series 2000-1

I, David Co, certify that:

1. I have reviewed this annual report on form 10-K, and all reports on Form 8-K containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report, of Harborview Mortgage Loan
Trust 2000-1;

2. Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report; and

3. Based on my knowledge, the distribution or servicing information required to be provided to the trustee by the servicers under the pooling and servicing, or similar, agreement is included in these reports.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties:
Countrywide Home Loans, Inc., ABN AMRO Mortgage Group and Cendant
Mortgage Corporation.

Date:  June 9, 2004

By:  /s/:  David Co
           David Co
           Vice President